Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. REPORTS EARNINGS

GREENCASTLE, PA April 11, 2007 – Tower Bancorp, Inc., parent company of The First National Bank of Greencastle, reports earnings of $1,969,438 or earnings per share of $.84 for the quarter ended March 31, 2007.  Earnings increased 63% or $759,367 over the first quarter for 2006. Earnings per share increased 20% or $.14 per share over first quarter 2006. Return on average tangible equity and average tangible assets were 12.47 % and 1.45%, respectively, for the quarter ending March 31, 2007.

As of March 31, 2007, total assets stood at $570,236,000, an increase of 65% or $224,711,000 over first quarter-end totals for 2006.  Total loans were $390,350,000, an increase of $162,085,000 or 71%, while deposits as of March 31, 2007 totaled $443,577,000, an increase of $192,809,000 or 77%.  These increases are attributed to Tower Bancorp Inc.’s merger with FNB Financial Inc. in 2006. The above figures are based on unaudited financial statements.

The First National Bank of Greencastle now offers accounts that have been specifically designed to meet the needs of non-profit businesses and organizations. The benefits of the non-profit checking account are a no average or minimum balance requirement and no monthly maintenance fees to access the account through Telephone Banking, Internet Banking, an ATM or VISA Check Card.  The non-profit organization also may choose to open a non-profit savings account with as little as $100.  The First National Bank’s customer service representatives can assist the organization with opening one or both of these accounts.

“Our area is fortunate to have so many non-profit organizations which help residents with special needs. We felt that a special account to assist them with their banking needs is one way we can lend a hand towards their success” stated Jeff Shank, CEO and President.

The First National Bank of Greencastle operates 16 locations in Franklin and Fulton counties, PA and in Washington County, MD.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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